Exhibit 99.1
PRESS RELEASE
PRISA FILES REGISTRATION STATEMENT ON
FORM F-4, AMENDS TERMS OF LIBERTY DEAL
(Madrid, New York, May 10, 2010) Promotora de Informaciones, S.A. (PRISA) (MCE: PRS.MC) has announced today that it filed its Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission. The filing, which includes a preliminary proxy statement of Liberty Acquisition Holdings Corp. (Liberty) (NYSE AMEX: LIA, LIA.U, LIA.WS) and a preliminary PRISA prospectus, containing important information about the companies’ pending business combination should allow investors to review in greater detail the business combination previously announced between the two companies, which would provide Prisa with a maximum cash infusion of approximately US$903 million.
In order to further align the interests of both Liberty and PRISA shareholders and enhance the likelihood of the successful closing of the transaction, PRISA and Liberty also announced changes to the terms of the business combination, which include the following:
•	Target value for each share of Liberty common stock has increased from $11.00 to $11.26, based on a value per PRISA ordinary share of €3.518, a stated value of €7.331378 per PRISA convertible non-voting share and a dollar to euro exchange rate of 1.364;

•	Maximum cash available to PRISA has increased to $903 million;

•	Non Voting Convertible Shares (“NVCS”), with an initial annual dividend of 7%, now represent approximately 50% of the total targeted value of the consideration offered to Liberty stockholders, instead of the 32.5% previously announced;

•	The strike price for conversion of the NVCS into PRISA ordinary shares has been lowered from €4.50 to €3.75, and the conversion rate will be the then-current stated value divided by the strike price;

•	Dividends will be payable from PRISA’s distributable profits and will not accumulate if unpaid. PRISA has the option to pay dividends in cash or in kind by increasing the stated value of the NVCS (which initially will be €7.331378);

•	PRISA will be able to require the conversion of the NVCS if and when the daily weighted average trading price of PRISA’s ordinary shares has stayed above a specified price level for 20 consecutive trading days:
•	During the first two years after the closing, the price level is €7.50,

Communication Department
Gran Vía, 32, 6a — 28013 Madrid (Spain)
Tel.: (34) 91 330 1079
Fax: (34) 91 330 1038
http://www.prisa.com

•	During years 3 through 5, the price level is €4.875, and

•	Following the fifth anniversary, the price level is €3.75;
•	Beginning five years after the closing, PRISA may redeem the NVCS for cash at any time at the then-current stated value if the daily weighted average trading price of the PRISA ordinary shares stays below €3.75 for at least 20 consecutive trading days;

•	If the NVCS are not converted after 5 years from issuance, the interest rate will go up by 0.25% per quarter, to a maximum rate of 9%;

•	Holders of the NVCS will have the right to convert at any time after the second anniversary of the closing;

•	Marlin Equities and Berggruen Holdings, Liberty’s Sponsors, have agreed to sell, for nominal consideration 3 million of their Liberty shares in order to increase the targeted value Liberty public shareholders;
Other significant deal terms and conditions such as the deal price of €3.518 remain unchanged.
In addition, PRISA has decided to lower the per share price in the rights offering it expects to conduct for its current shareholders to €2.99 per PRISA share.
PRISA expects to issue at closing to the Liberty stockholders and warrantholders, approximately 157 million PRISA ordinary shares and 75 million NVCS, assuming no redemption of Liberty shares.
Juan Luis Cebrián, Chairman of the Executive Committee of the Board and CEO of PRISA said, “I am delighted with this new step towards our public listing in the United States. The filing of our Form F-4 will help US and European investors discover a wealth of information about Grupo PRISA, its rich assets and operations. The transaction should help us create the large multinational investor following our company deserves. Step by step, we have been fulfilling the action program we announced a few months ago, and we are now looking forward to the efficient conclusion of the registration process leading to PRISA’s combination with Liberty.”
“We are very pleased with the events of the last few weeks, including the closing of the sale of the 25% stake in Santillana, the positive outcome of the lawsuit against MediaPro, the enthusiastic Telecinco shareholder vote in favor of the Cuatro merger, and the unanimous signing by PRISA’s Bridge and Syndicate banks of the restructuring of their facilities”, said Martin E. Franklin, Chairman of Liberty.
Nicolas Berggruen, Liberty’s co-founder added, “The changes we have made to the Business Combination Agreement have required contributions by all sides, including by our advisers, which we greatly appreciate. The expected increase in value to Liberty’s public shareholders and the revised structure of the convertible shares significantly increase the probability of success of this transaction.”
Violy & Company acted as the investment and consulting firm and Cortés Abogados acted as the Spanish legal counsel while Wachtell Lipton Rosen & Katz acted as the US legal counsel of PRISA.
Liberty is advised by Tegris Advisors LLC, and by Greenberg Traurig and Garrigues Abogados.

Liberty Acquisition Holdings Corp. is a publicly traded company formed for the purpose of effecting a business combination with one or more operating businesses. Liberty completed its initial public offering of 103,500,000 units at $10.00 per unit in December 2007. Each unit was comprised of one share of common stock and one half (1/2) of one warrant to purchase a share of its common stock.
PRISA is the world’s leading Spanish and Portuguese-language media group in the fields of education, information and entertainment. Present in 22 countries, it reaches more than 50 million users through its global brands, like El País, 40 Principales, Santillana and Alfaguara. As a lead global player in general-interest news, both Pay TV and Free-to-View TV, spoken-word and music radio, education and publishing, it’s one of the world’s most profitable media groups with an extraordinarily wide range of assets.
Disclaimer:
This document does not constitute an offer to sell, or an invitation to subscribe for or purchase, any securities or the solicitation of any approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. This document is not an offer of securities for sale in the United States. No securities will be offered or sold in the United States absent registration or an exemption from registration. This document does not constitute a prospectus or prospectus equivalent document. This document is not intended for distribution to, or use by any person or entity in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.
Forward-Looking Statements:
This document may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Investors are cautioned that such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of PRISA, Liberty and the combined group after completion of the proposed business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement between PRISA and Liberty (the “Business Combination Agreement”); (2) the outcome of any legal proceedings that may be instituted against PRISA and others following announcement of the Business Combination Agreement and transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain Liberty stockholder approval, Liberty warrantholder approval or PRISA shareholder approval; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement; (5) the risk that PRISA’s planned asset dispositions and/or restructuring of its credit facilities will fail to be completed or fail to be completed on the terms currently anticipated; (6) the risk that securities markets will react negatively to the business combination or other actions by PRISA; (7) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (8) the ability to recognize the anticipated benefits of the combination of PRISA and Liberty; (9) costs related to the proposed business combination; (10) the limited liquidity and trading of Liberty’s securities; (11) changes in applicable laws or regulations; (12) the possibility that PRISA may be adversely affected by other economic, business, and/or competitive factors; and (13) other risks and uncertainties indicated from time to time in PRISA’s or Liberty’s filings with the SEC.

Readers are referred to Liberty’s most recent reports filed with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It:
This document may be deemed to be solicitation material in respect of the proposed business combination involving PRISA and Liberty.
On May 7, 2010, in connection with the proposed business combination, PRISA filed a registration statement on Form F-4 (the “Registration Statement”) with the SEC that includes a preliminary proxy statement of Liberty for the proposed business combination and proposed warrant amendment that will also constitute a prospectus of PRISA. Liberty intends to mail a definitive proxy statement/prospectus for the proposed business combination and proposed warrant amendment to its stockholders and warrantholders as of a record date to be established for voting on the proposed business combination. Liberty stockholders and warrantholders are urged to read the preliminary proxy statement/prospectus, and the definitive proxy statement/prospectus when it becomes available, because these documents contain or will contain important information regarding Liberty, PRISA, the proposed business combination, the proposed warrant amendment and related matters. Stockholders and warrantholders may obtain a copy of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus when it becomes available, and any other documents filed by Liberty or PRISA with the SEC, free of charge, at the SEC’s website (www.sec.gov) or by sending a request to Liberty, 1114 Avenue of the Americas, 41st floor, New York, New York 10036, or by calling Liberty at (212) 380-2230. PRISA will also file certain documents with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”) in connection with its shareholders’ meeting to be held in connection with the proposed business combination, which will be available on the CNMV’s website at www.cnmv.es.
Participants in the Business Combination:
PRISA and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Liberty in connection with the proposed business combination and from the warrantholders of Liberty in connection with the proposed warrant amendment. Information regarding the special interests of these directors and executive officers in the business combination is included in the Registration Statement on Form F-4 (and will be included in the definitive proxy statement/prospectus for the proposed business combination) and the other relevant documents filed with the SEC.
Liberty and its directors and officers may be deemed to be participants in the solicitation of proxies from Liberty’s stockholders in respect of the proposed business combination and from the warrantholders of Liberty in connection with the proposed warrant amendment. Information regarding the officers and directors of Liberty is available in Liberty’s preliminary proxy statement contained in the Registration Statement, which has been filed with the SEC. Additional information regarding the interests of such potential participants will also be included in the Registration Statement on Form F-4 (and will be included in the definitive proxy statement/prospectus for the proposed business combination and proposed warrant amendment) and the other relevant documents filed with the SEC.
For further information, please contact:
Jessica Anderson
Hill & Knowlton
(212) 885-0492
Jessica.Anderson@hillandknowlton.com

Prisa Communication Department
Gran Vía, 32, 6a — 28013 Madrid (Spain)
Tel.: (34) 91 330 1079
Fax: (34) 91 330 1038
http://www.prisa.com